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                                  EXHIBIT 21.1

                                 SUBSIDIARIES OF
                              GLACIER BANCORP, INC.




                                                                 Jurisdiction or
                                         Percentage              State of
Subsidiaries (a)                         of Ownership            Incorporation
----------------                         ------------            -------------
Glacier Bank                             100%                    Montana

Glacier Bank of Whitefish                 94% (1)                Montana

Glacier Bank of Eureka                    98% (2)                Montana

First Security Bank of Missoula          100%                    Montana

Community First Inc.                     100%                    Montana


1 The remaining 6 % of the shares are owned by minority shareholders

2 The remaining 2 % of the shares are owned by minority shareholders